Exhibit 99.1 News Release Sunoco Logistics Partners L.P. 1818 Market Street Philadelphia, Pa. 19103-3615

For further information contact:	For release: Immediately
Thomas Golembeski (media) 215-977-6298
Peter Gvazdauskas (investors) 215-977-6322

No. 2

Sunoco Logistics Partners L.P. Increases Distribution and Reports

Earnings For The Fourth Quarter 2011

PHILADELPHIA, January 26, 2012 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced net income attributable to owners for the fourth quarter 2011 of $76 million ($0.60 per unit diluted), compared with $59 million ($0.47 per unit diluted) for the fourth quarter 2010. Net income for the fourth quarter 2011 includes a $42 million charge to impair certain assets and account for regulatory obligations associated with the Partnership’s assets which could be negatively impacted by Sunoco, Inc.’s (“Sunoco”) announced exit from its refining operations. Excluding the charge, the Partnership had net income of $118 million ($0.99 per unit diluted). Highlights of the fourth quarter and full year 2011 include:

•	Adjusted EBITDA for the quarter rose to a record level of $165 million and $544 million for the full year

•	Record distributable cash flow of $110 million for the quarter and $388 million for the full year

•	Continued to focus on growth: $665 million of expansion capital spending, including major acquisitions

•	Completed a three-for-one unit split on December 2, 2011

Sunoco Partners LLC, the general partner of the Partnership, declared a cash distribution for the fourth quarter 2011 of $0.42 per common unit ($1.68 annualized) to be paid on February 14, 2012 to unit holders of record on February 8, 2012. This represents the twenty-seventh consecutive quarterly distribution increase and resulted in a 2.0 times coverage ratio for the quarterly cash distribution.

“The Partnership had a record year in 2011,” said Lynn L. Elsenhans, chairman and chief executive officer. “The West Texas crude oil market and developing shale production areas provided many opportunities for us to optimize our assets to generate additional cash flow. In addition, we continue to grow our ratable business which was up 14 percent year over year. 2011 expansion capital was $665 million, including $494 million of major acquisitions. Our acquisitions and organic projects over the past year are in alignment with our goal of creating long-term, sustainable growth.”

In looking towards expectations for the future, Elsenhans said, “Although we do not expect market opportunities to be as strong as 2011, we are excited about the potential to grow our fee-based businesses. Our Mariner West project with MarkWest Energy to deliver ethane to Canada is underway. This project is backed by long-term shipper commitments and is expected to be operational by July 2013. We continue to develop our West Texas crude expansion project, which is expected to be on-line in the first quarter of 2013. For 2012, we plan to increase organic capital spending to approximately $300 million in order to capture more value from existing assets such as Eagle Point, Nederland and our patented butane blending technology, as well as Mariner West and the West Texas crude expansion.”

DETAILS OF FOURTH QUARTER SEGMENT RESULTS

During 2011, the Partnership realigned its reporting segments. Prior to this date, the Partnership’s Crude Oil Pipeline segment included its crude oil pipeline and crude oil acquisition and marketing operations. The Partnership has determined that it is more meaningful to segregate these into different reporting segments given the growth in the crude oil acquisition and marketing business. For the purpose of comparability, certain prior year amounts have been recast to conform to the current year presentation. Such recasts have no impact on previously reported consolidated net income.

	Three Months Ended
	December 31,
	2011	2010	Variance
	(in millions)

Refined Products Pipelines	$9	$10	$(1)
Terminal Facilities	(11)	21	(32)
Crude Oil Pipelines	52	36	16
Crude Oil Acquisition and Marketing	62	16	46

Operating Income	$112	$83	$29

Interest expense, net	26	19	7
Provision for income taxes	7	4	3

Net Income	$79	$60	$19
Net income attributable to noncontrolling interests	3	1	2

Net income attributable to Sunoco Logistics Partners L.P.	$76	$59	$17

Refined Products Pipelines

Operating income for the fourth quarter 2011 decreased compared to the prior year period due primarily to higher operating expenses and decreased equity income from the Partnership’s joint ventures. Higher operating expenses were due largely to increased property taxes and reduced pipeline operating gains. Contributions from the 2011 acquisition of a controlling financial interest in the Inland pipeline system partially offset these reductions in operating income.

Terminal Facilities

Operating income for the fourth quarter 2011 decreased compared to the prior year period due to a $42 million charge to impair certain terminal assets and recognize the associated regulatory obligations discussed below. Excluding the charge, operating income increased compared to the prior year period due primarily to expansion of the Partnership’s refined products acquisition and marketing activities, which include butane blending services, as well as contributions from the acquisition of the Eagle Point tank farm in 2011.

Crude Oil Pipelines

Operating income for the fourth quarter 2011 increased from the prior year period to a record level due primarily to higher pipeline fees which benefited from tariff increases from the prior year period and increased demand for West Texas crude oil. Lower operating expenses, driven primarily by increased pipeline operating gains and lower environmental expenses, further contributed to the improved performance.

Crude Oil Acquisition and Marketing

Operating income for the fourth quarter 2011 increased from the prior year period to a record level due primarily to expanded crude oil volumes and margins, which benefited from market-related opportunities. Operating results were further improved by increased volumes from the recently acquired crude oil acquisition and marketing assets from Texon L.P.

Financing Update

Net interest expense increased compared to the prior year period. Higher interest expense related to the third quarter 2011 offering of $600 million of Senior Notes was partially offset by decreased borrowings under the Partnership’s revolving credit facilities compared to 2010. At December 31, the Partnership’s total debt balance was $1.7 billion, with no borrowings under its revolving credit facilities. In the fourth quarter 2011, the Partnership repaid the $100 million promissory note to Sunoco, Inc. using cash flows from operations.

Impairment Charge and Related Matters

In the third quarter 2011, Sunoco announced its intention to sell its Philadelphia and Marcus Hook, PA refineries. If arrangements for a sale cannot be made, Sunoco intends to idle the facilities by July 2012. During the fourth quarter 2011, Sunoco indefinitely idled its Marcus Hook refinery. The Partnership assessed the impact that Sunoco’s intention to exit the refining business will have on the Partnership’s assets and recognized a $42 million charge in the fourth quarter 2011 for certain terminal assets which could be negatively impacted if the refineries are permanently idled. The charge included a $31 million non-cash impairment for asset write-downs and $11 million for regulatory obligations which could be required if certain terminal assets were idled.

UNIT SPLIT

On December 2, 2011, the Partnership completed a three-for-one split of the Partnership’s common units and Class A units. The unit split resulted in the issuance of two additional common and Class A units for every one unit owned as of the record date of November 18, 2011. The Partnership had 99.4 million limited partnership units and 3.9 million Class A units outstanding at December 31, 2011.

CAPITAL EXPENDITURES

	Twelve Months Ended
	December 31,
	2011	2010
	(in millions)

Maintenance capital expenditures	$42	$37
Expansion capital expenditures	171	137
Major acquisitions (1)	494	252

Total	$707	$426

(1)	Includes July 2011 acquisition of the Eagle Point tank farm from Sunoco for $100 million, consisting of: Class A (deferred distribution) units with a fair value of $98 million and $2 million in cash. This related party transaction was recorded at Sunoco’s carrying value of $22 million under generally accepted accounting principles.

The Partnership’s expansion capital spending for the twelve months ended December 31, 2011 includes projects to expand upon the Partnership’s butane blending services, increase tankage at the Nederland facility, increase connectivity of the crude oil pipeline assets in Texas and increase the Partnership’s crude oil trucking fleet to meet the demand for transportation services in the southwest United States. Major acquisitions during the twelve months ended December 31, 2011 include a crude oil acquisition and marketing business, a controlling financial interest in the Inland refined products pipeline system, the Eagle Point tank farm, and a refined products terminal in East Boston. The Partnership expects to invest approximately $300 million in expansion capital during 2012, excluding major acquisitions. In addition, the Partnership expects its maintenance capital spending to be approximately $50 million in 2012.

INVESTOR CALL

An investor call with management regarding the Partnership’s fourth quarter results is scheduled for Thursday January 26 at 4:30 pm ET. Those wishing to listen can access the call by dialing (USA toll free) 888-790-3592; International (USA toll) 517-308-9379 and request “Sunoco Logistics Partners Earnings Call, Conference Code - Sunoco Logistics”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 888-282-0036. International callers should dial 203-369-3022.

ABOUT SUNOCO LOGISTICS

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary pipeline, terminalling and crude oil acquisition and marketing assets. The Refined Products Pipelines segment consists of approximately 2,500 miles of refined products pipelines located in the northeast, midwest and southwest United States, and equity interests in four refined products pipelines. The Crude Oil Pipelines segment consists of approximately 5,400 miles of crude oil pipelines, located principally in Oklahoma and Texas. The Terminal Facilities segment consists of approximately 42 million shell barrels of refined products and crude oil terminal capacity (including approximately 22 million shell barrels of capacity at the Nederland Terminal on the Gulf Coast of Texas and approximately 5 million shell barrels of capacity at the Eagle Point terminal on the banks of the Delaware River in New Jersey). The Crude Oil Acquisition and Marketing segment consists of acquisition and marketing of crude oil and is principally conducted in the midcontinent and consists of approximately 140 crude oil transport trucks and approximately 110 crude oil truck unloading facilities.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 23, 2011. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	Three Months Ended
	December 31,
	2011	2010	Variance
	(in millions)
Income Statement:
Sales and other operating revenue	$3,376	$2,223	$1,153
Other income	4	5	(1)

Total revenues	3,380	2,228	1,152
Cost of products sold and operating expenses	3,178	2,103	1,075
Depreciation and amortization expense	25	19	6
Impairment charge and related matters	42	3	39
Selling, general and administrative expenses	23	20	3

Total costs and expenses	3,268	2,145	1,123

Operating Income	112	83	29
Interest cost and debt expense	28	21	7
Capitalized interest	(2)	(2)	—

Income Before Provision for Income Taxes	86	64	22

Provision for income taxes	7	4	3

Net Income	79	60	19
Net Income attributable to noncontrolling interests	3	1	2

Net Income attributable to Sunoco Logistics Partners L.P.	$76	$59	$17

Calculation of Limited Partners’ interest:
Net Income attributable to Sunoco Logistics Partners L.P.	$76	$59	$17
Less: General Partner’s interest	(14)	(12)	(2)

Limited Partners’ interest in Net Income	$62	$47	$15

Net Income per Limited Partner unit:
Basic	$0.60	$0.47

Diluted	$0.60	$0.47

Weighted Average Limited Partners’ units outstanding: (1)
Basic	103.3	99.2

Diluted	103.8	99.7

(1)	Amounts reflect the fourth quarter 2011 three-for-one unit split.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	Twelve Months Ended
	December 31,
	2011	2010	Variance
	(in millions)
Income Statement:
Sales and other operating revenue	$10,905	$7,808	$3,097
Other income	13	30	(17)

Total revenues	10,918	7,838	3,080
Cost of products sold and operating expenses	10,264	7,398	2,866
Depreciation and amortization expense	86	64	22
Impairment charge and related matters	42	3	39
Selling, general and administrative expenses	90	72	18

Total costs and expenses	10,482	7,537	2,945

Operating Income	436	301	135
Interest cost and debt expense	96	78	18
Capitalized interest	(7)	(5)	(2)
Gain on investments in affiliates	—	128	(128)

Income Before Provision for Income Taxes	347	356	(9)

Provision for income taxes	25	8	17

Net Income	322	348	(26)
Net Income attributable to noncontrolling interests	9	2	7

Net Income attributable to Sunoco Logistics Partners L.P.	$313	$346	$(33)

Calculation of Limited Partners’ interest:
Net Income attributable to Sunoco Logistics Partners L.P.	$313	$346	$(33)
Less: General Partner’s interest	(54)	(48)	(6)

Limited Partners’ interest in Net Income	$259	$298	$(39)

Net Income per Limited Partner unit:
Basic	$2.56	$3.13

Diluted	$2.54	$3.11

Weighted Average Limited Partners’ units outstanding: (1)
Basic	101.3	95.2

Diluted	101.8	95.7

(1)	Amounts reflect the fourth quarter 2011 three-for-one unit split.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	December 31,
	2011	2010
	(in millions)

Balance Sheet Data:

Cash and cash equivalents	$5	$2

Revolving credit facilities (1)	$—	$31
Note from affiliate - due May 2013	—	100
Senior Notes (net of discounts)	1,698	1,098

Total Debt	$1,698	$1,229

Sunoco Logistics Partners L.P. Partners’ equity	$1,096	$965
Noncontrolling interests	98	77

Total Equity	$1,194	$1,042

(1)	As of December 31, 2011, the Partnership had available borrowing capacity of $550 million under its revolving credit facilities.

Sunoco Logistics Partners L.P.

Selected Financial Data by Business Segment (1)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2011	2010	Variance	2011	2010	Variance
	(in millions)			(in millions)
Sales and other operating revenue
Refined Products Pipelines (2)	$37	$29	$8	$130	$120	$10
Terminal Facilities (3)	156	99	57	435	287	148
Crude Oil Pipelines (4)	86	76	10	319	221	98
Crude Oil Acquisition and Marketing (5)	3,135	2,048	1,087	10,163	7,282	2,881
Intersegment eliminations	(38)	(29)	(9)	(142)	(102)	(40)

Total sales and other revenue	$3,376	$2,223	$1,153	$10,905	$7,808	$3,097

Operating income
Refined Products Pipelines (2)	$9	$10	$(1)	$33	$44	$(11)
Terminal Facilities (3)	(11)	21	(32)	85	95	(10)
Crude Oil Pipelines (4)	52	36	16	181	126	55
Crude Oil Acquisition and Marketing (5)	62	16	46	137	36	101

Total operating income	$112	$83	$29	$436	$301	$135

Depreciation and amortization
Refined Products Pipelines (2)	$4	$3	$1	$17	$15	$2
Terminal Facilities (3)	10	8	2	34	26	8
Crude Oil Pipelines (4)	6	7	(1)	25	21	4
Crude Oil Acquisition and Marketing (5)	5	1	4	10	2	8

Total depreciation and amortization	$25	$19	$6	$86	$64	$22

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (6)
Refined Products Pipelines (2)	$12	$13	$(1)	$49	$59	$(10)
Terminal Facilities (3)	30	32	(2)	150	124	26
Crude Oil Pipelines (4)	56	42	14	198	145	53
Crude Oil Acquisition and Marketing (5)	67	17	50	147	38	109

Total Adjusted EBITDA	$165	$104	$61	$544	$366	$178

(1)

In the third quarter 2011, the Partnership realigned its reporting segments. The updated reporting segments are: Refined Products Pipelines, Terminal Facilities, Crude Oil Pipelines and Crude Oil Acquisition and Marketing. The difference in the new reporting is the separation of the crude oil pipelines and the crude oil acquisition and marketing operations. For comparative purposes, all prior period amounts have been recast to reflect the new segment reporting.

(2)

In May 2011, the Partnership acquired a controlling financial interest in the Inland refined products pipeline. As a result of this acquisition, the Partnership accounted for this entity as a consolidated subsidiary. Results from this acquisition are included from the acquisition date.

(3)

In July and August 2011, the Partnership acquired the Eagle Point tank farm and related assets and a refined products terminal located in East Boston, Massachusetts, respectively. Results from these acquisitions are included from their respective acquisition dates.

(4)

In July 2010, the Partnership acquired additional interests in Mid-Valley Pipe Line Company (“Mid-Valley”) and West Texas Gulf Pipeline Company (“West Texas Gulf”), which previously has been recorded as equity investments. The Partnership obtained a controlling financial interest as a result of these acquisitions and began accounting for these entities as consolidated subsidiaries from their respective acquisition dates.

(5)	In August 2011, the Partnership acquired a crude oil acquisition and marketing business from Texon L.P. Results from this acquisition are included from the acquisition date.
(6)

Amounts exclude earnings attributable to noncontrolling interests and include an $11 million charge for regulatory obligations recognized in the fourth quarter 2011 in connection with the Partnership’s impairment assessment of certain assets affected by Sunoco’s announcement to exit its refining operations.

Sunoco Logistics Partners L.P.

Financial and Operating Statistics (1)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in millions)
Operating Income

Refined Products Pipelines	$9	$10	$33	$44
Terminal Facilities	(11)	21	85	95
Crude Oil Pipelines	52	36	181	126
Crude Oil Acquisition and Marketing	62	16	137	36

Total Operating Income	$112	$83	$436	$301

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Operating Highlights

Refined Products Pipelines:(2)(3)
Pipeline throughput (thousands of bpd)	599	442	522	468
Pipeline revenue per barrel (cents)	67.5	71.7	68.3	70.0

Terminal Facilities:(4)
Terminal throughput (thousands of bpd):
Refined products terminals	514	502	492	488
Nederland terminal	692	724	757	729
Refinery terminals	505	434	443	465

Crude Oil Pipelines:(2)(5)
Pipeline throughput (thousands of bpd)	1,577	1,592	1,587	1,183
Pipeline revenue per barrel (cents)	58.9	50.9	55.0	50.7

Crude Oil Acquisition and Marketing: (6)(7)
Crude oil purchases (thousands of bpd)	690	606	663	638
Gross margin per barrel purchased (cents) (8)	103.4	35.6	61.9	20.0
Average crude oil price (per barrel)	$94.02	$85.18	$95.14	$79.55

Sunoco Logistics Partners L.P.

Financial and Operating Statistics Notes

(unaudited)

(1)

During 2011, the Partnership realigned its reporting segments. The updated reporting segments are: Refined Products Pipelines, Terminal Facilities, Crude Oil Pipelines and Crude Oil Acquisition and Marketing. The difference in the new reporting is the separation of the crude oil pipeline and the crude oil acquisition and marketing operations. For comparative purposes, all prior period amounts have been recast to reflect the new segment reporting.

(2)	Excludes amounts attributable to equity interests which are not consolidated.
(3)

In May 2011, the Partnership acquired a controlling financial interest in the Inland refined products pipeline. As a result of this acquisition, the Partnership accounted for this entity as a consolidated subsidiary from the acquisition date. Volumes for the twelve months ended December 31, 2011 of 88 thousand bpd and the related revenue per barrel, have been included in the consolidated total. From the date of acquisition, this pipeline had actual throughput of approximately 140 thousand bpd for the twelve months ended December 31, 2011.

(4)

In July 2011 and August 2011, the Partnership acquired the Eagle Point tank farm and a refined products terminal located in East Boston, Massachusetts, respectively. Volumes and revenues for these acquisitions are included from their acquisition dates.

(5)

In July 2010, the Partnership acquired additional interests in the Mid-Valley and West Texas Gulf crude oil pipelines, which previously had been recorded as equity investments. The Partnership obtained a controlling financial interest as a result of these acquisitions and began accounting for these entities as consolidated subsidiaries from their respective acquisition dates. Volumes for the twelve months ended December 31, 2010 of 278 thousand bpd have been included in the consolidated total. From the date of acquisition, these pipelines had actual throughput of approximately 696 thousand bpd for the twelve months ended December 31, 2010. The amounts presented for the twelve month periods ended December 31, 2011 include amounts attributable to these systems for the entire period.

(6)	Includes results from the crude oil acquisition and marketing business acquired from Texon L.P. in August 2011 from the acquisition date.
(7)

The Crude Oil Acquisition and Marketing segment gathers, purchases, markets and sells crude oil principally in Oklahoma and Texas. The segment consists of approximately 140 crude oil transport trucks; and approximately 110 crude oil truck unloading facilities

(8)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by total crude purchases.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in millions)
Net Income attributable to Sunoco Logistics Partners L.P.	$76	$59	$313	$346
Add: Interest expense, net	26	19	89	73
Add: Depreciation and amortization	25	22	86	67
Add: Impairment charge: non-cash (1)	31	—	31	—
Add: Provision for income taxes	7	4	25	8
Less: Gain on investments in affiliates	—	—	—	(128)

Adjusted EBITDA(2)	165	104	544	366
Less: Interest expense, net	(26)	(19)	(89)	(73)
Less: Maintenance capital expenditures	(22)	(12)	(42)	(37)
Less: Provision for income taxes	(7)	(4)	(25)	(8)

Distributable cash flow(2)	$110	$69	$388	$248

(1)

In the third quarter 2011, Sunoco announced its intention to sell its Philadelphia and Marcus Hook, PA refineries. If arrangements for a sale cannot be made Sunoco intends to idle the facilities by July 2012. During the fourth quarter 2011, Sunoco indefinitely idled its Marcus Hook refinery. The Partnership assessed the impact that Sunoco’s intention to exit the refining business will have on the Partnership’s assets and recognized a $42 million charge in the fourth quarter 2011 for assets which could be negatively impacted if the refineries are permanently idled. The charge included a $31 million non-cash impairment for asset write-downs and an $11 million accrual for regulatory obligations which could be required if certain terminal assets were idled. The accrual for regulatory obligations was included in the Adjusted EBITDA calculation detailed above.

(2)

Management of the Partnership believes Adjusted EBITDA and distributable cash flow information enhances an investor’s understanding of a business’ ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures of other businesses.